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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                                REDENVELOPE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    75733R601
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/03
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

                         (Continued on following pages)

                               Page 1 of 17 pages

CUSIP No. 75733R601                                           Page 2 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL IX, A DELAWARE LIMITED PARTNERSHIP ("SC IX")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3335835
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            385,037
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        385,037
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      385,037
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                           Page 3 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL ENTREPRENEURS FUND, A DELAWARE LIMITED PARTNERSHIP
      ("SCEF")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3354706
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            59,264
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        59,264
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      59,264
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                           Page 4 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL IX PRINCIPALS FUND, LLC ("SC IX PF")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      77-0529626
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            71,067
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        71,067
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      71,067
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                           Page 5 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SC IX MANAGEMENT, LLC ("SC IX LLC")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3335849
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            515,368 shares of which 385,037 shares are directly held
  OWNED BY              by SC IX, 59,264 shares are directly held by SCEF and
   EACH                 71,067 shares are directly held by SC IX PF. SC IX LLC
  REPORTING             is the General Partner of SC IX and SCEF, and the
    WITH                Managing Member SC IX PF.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        515,368 shares of which 385,037 shares are directly held by SC IX, 59,264 shares are directly held by SCEF and 71,067 shares are directly held by SC IX PF. SC IX LLC is the General Partner of SC IX and SCEF, and the Managing Member SC IX PF.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      515,368
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                           Page 6 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL FRANCHISE FUND, L.P. ("SCFF")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3324307
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            452,825
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        452,825
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      452,825
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                           Page 7 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. ("SCFP")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3330616
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            53,543
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        53,543
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      53,543
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                           Page 8 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SCFF MANAGEMENT, LLC ("SCFF LLC")

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3324306
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            506,368 shares of which 452,825 shares are directly held
  OWNED BY              by SCFF and 53,543 shares are directly held by SCFP.
   EACH                 SCFF LLC is the General Partner of SCFF and SCFP.
  REPORTING             --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        506,368 shares of which 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      506,368
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                           Page 9 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      MICHAEL MORITZ
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,021,736 shares of which 385,037 shares are directly
  OWNED BY              held by SC IX, 59,264 shares are directly held by SCEF,
   EACH                 71,067 shares are directly held by SC IX PF, 452,825
  REPORTING             shares are directly held by SCFF and 53,543 shares are
    WITH                directly held by SCFP. Mr. Moritz is a Managing Member
                        of SC IX LLC and SCFF LLC. Mr. Moritz disclaims
                        beneficial ownership of all such shares except to the
                        extent of his individual pecuniary interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,021,736 shares of which 385,037 shares are directly held by SC IX, 59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Moritz is a Managing Member of SC IX LLC and SCFF LLC. Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,021,736
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                          Page 10 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      DOUGLAS LEONE
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,021,736 shares of which 385,037 shares are directly
  OWNED BY              held by SC IX, 59,264 shares are directly held by SCEF,
   EACH                 71,067 shares are directly held by SC IX PF, 452,825
  REPORTING             shares are directly held by SCFF and 53,543 shares are
    WITH                directly held by SCFP. Mr. Leone is a Managing Member of
                        SC IX LLC and SCFF LLC. Mr. Leone disclaims beneficial
                        ownership of all such shares except to the extent of his
                        individual pecuniary interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,021,736 shares of which 385,037 shares are directly held by SC IX, 59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Leone is a Managing Member of SC IX LLC and SCFF LLC. Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,021,736
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                          Page 11 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      MARK STEVENS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,021,736 shares of which 385,037 shares are directly
  OWNED BY              held by SC IX, 59,264 shares are directly held by SCEF,
   EACH                 71,067 shares are directly held by SC IX PF, 452,825
  REPORTING             shares are directly held by SCFF and 53,543 shares are
    WITH                directly held by SCFP. Mr. Stevens is a Managing Member
                        of SC IX LLC and SCFF LLC. Mr. Stevens disclaims
                        beneficial ownership of all such shares except to the
                        extent of his individual pecuniary interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,021,736 shares of which 385,037 shares are directly held by SC IX, 59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Stevens is a Managing Member of SC IX LLC and SCFF LLC. Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,021,736
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                          Page 12 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      MICHAEL GOGUEN
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,021,736 shares of which 385,037 shares are directly
  OWNED BY              held by SC IX, 59,264 shares are directly held by SCEF,
   EACH                 71,067 shares are directly held by SC IX PF, 452,825
  REPORTING             shares are directly held by SCFF and 53,543 shares are
    WITH                directly held by SCFP. Mr. Goguen is a Managing Member
                        of SC IX LLC and SCFF LLC. Mr. Goguen disclaims
                        beneficial ownership of all such shares except to the
                        extent of his individual pecuniary interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,021,736 shares of which 385,037 shares are directly held by SC IX, 59,264 shares are directly held by SCEF, 71,067 shares are directly held by SC IX PF, 452,825 shares are directly held by SCFF and 53,543 shares are directly held by SCFP. Mr. Goguen is a Managing Member of SC IX LLC and SCFF LLC. Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,021,736
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                          Page 13 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      MARK KVAMME
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            515,368 shares of which 385,037 shares are directly held
  OWNED BY              by SC IX, 59,264 shares are directly held by SCEF and
   EACH                 71,067 shares are directly held by SC IX PF. Mr. Kvamme
  REPORTING             is a Managing Member of SC IX LLC. Mr. Kvamme disclaims
    WITH                beneficial ownership of all such shares except to the
                        extent of his individual pecuniary interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        515,368 shares of which 385,037 shares are directly held by SC IX, 59,264 shares are directly held by SCEF and 71,067 shares are directly held by SC IX PF. Mr. Kvamme is a Managing Member of SC IX LLC. Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      515,368
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 75733R601                                          Page 14 of 17 Pages

     (a)      Name of Issuer:            RedEnvelope, Inc.

     (b)      Address of Issuer's Principal Executive Offices:
                                         201 Spear Street, Suite 300
                                         San Francisco, CA 94105
ITEM 2.

     (a)      Name of Persons Filing:

              Sequoia Capital IX, a Delaware Limited Partnership
              Sequoia Capital Entrepreneurs Fund, a Delaware Limited Partnership Sequoia Capital IX Principals Fund, LLC
              SC IX Management, LLC
              Sequoia Capital Franchise Fund, L.P.
              Sequoia Capital Franchise Partners, L.P.
              SCFF Management, LLC
              Michael Moritz ("MM")
              Douglas Leone ("DL")
              Mark Stevens ("MS")
              Michael Goguen ("MG")
              Mark Kvamme ("MK")

              SC IX LLC is the General Partner of SC IX and SCEF, and the Managing Member of SC IX PF. MM, DL, MS, MG and MK are Managing Members of SC IX LLC. SCFF LLC is the General Partner of SCFF and SCFP. MM, DL, MS and MG are Managing Members of SCFF LLC.

     (b)      Address of Principal Business Office or, if none, Residence:
                                         300 Sand Hill Road, 4-180
                                         Menlo Park, CA 94025

     (c)      Citizenship:  MM, DL, MS, MG, MK: USA
                            SCFF LLC, SCFF,  SCFP, SC IX LLC,
                            SC IX, SCEF, SC IX PF: Delaware

     (d)      Title of Class of Securities: Common

     (e)      CUSIP Number: 75733R601


ITEM 3. If this  statement  is filed  pursuant to Rules  13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is a:

                                 NOT APPLICABLE

CUSIP No. 75733R601                                          Page 15 of 17 Pages

ITEM 4. Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                                 NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE


ITEM 10. CERTIFICATION

                                 NOT APPLICABLE

CUSIP No. 75733R601                                          Page 16 of 17 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 4, 2004


Sequoia Capital IX, a Delaware Limited
  Partnership

Sequoia Capital Entrepreneurs Fund, a   Sequoia Capital Franchise Fund, L.P.
  Delaware Limited Partnership
                                        Sequoia Capital Franchise Partners, L.P.

By:  SC IX Management, LLC,             By:  SCFF Management, LLC,
       their General Partner                 their General Partner

By:  /s/ Michael Moritz                 By:  /s/ Michael Moritz
     ---------------------------             ---------------------------
     Michael Moritz, Managing Member         Michael Moritz, Managing Member


Sequoia Capital IX Principals Fund, LLC

By:  SC IX Management, LLC,
       its Managing Member

By:  /s/ Michael Moritz
     ---------------------------
     Michael Moritz, Managing Member


/s/ Michael Moritz
---------------------------
Michael Moritz

/s/ Douglas Leone
---------------------------
Douglas Leone

/s/ Mark Stevens
---------------------------
Mark Stevens

/s/ Michael Goguen
---------------------------
Michael Goguen

/s/ Mark Kvamme
---------------------------
Mark Kvamme

CUSIP No. 75733R601                                          Page 17 of 17 Pages

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that the Schedule 13G relating to shares of RedEnvelope, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Dated: February 4, 2004


Sequoia Capital IX, a Delaware Limited
  Partnership

Sequoia Capital Entrepreneurs Fund, a   Sequoia Capital Franchise Fund, L.P.
  Delaware Limited Partnership
                                        Sequoia Capital Franchise Partners, L.P.

By:  SC IX Management, LLC,             By:  SCFF Management, LLC,
       their General Partner                 their General Partner

By:  /s/ Michael Moritz                 By:  /s/ Michael Moritz
     ---------------------------             ---------------------------
     Michael Moritz, Managing Member         Michael Moritz, Managing Member


Sequoia Capital IX Principals Fund, LLC

By:  SC IX Management, LLC,
       its Managing Member

By:  /s/ Michael Moritz
     ---------------------------
     Michael Moritz, Managing Member


/s/ Michael Moritz
---------------------------
Michael Moritz

/s/ Douglas Leone
---------------------------
Douglas Leone

/s/ Mark Stevens
---------------------------
Mark Stevens

/s/ Michael Goguen
---------------------------
Michael Goguen

/s/ Mark Kvamme
---------------------------
Mark Kvamme